Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation
LNHC, Inc.	Delaware
Channel Pharmaceutical Corporation	Nevada
Channel Pharmaceutical Corporation Pty Ltd.	Australia